Exhibit 10.1

AMENDMENT NO. 6

to the

MANUFACTURING AND SUPPLY AGREEMENT

entered into as of September 30, 2001

by and between

ACS Dobfar, SpA and Cubist Pharmaceuticals, Inc.

This AMENDMENT NO. 6 (“Amendment No. 6”) to that certain Manufacturing and Supply Agreement entered into as of September 30, 2001, and as amended by Amendments No. 1 through 5 (the “Agreement”), is made this 8th day of July, 2013, by and between ACS Dobfar, SpA, an Italian corporation (“ACSD”) and Cubist Pharmaceuticals, Inc., a Delaware corporation (“Cubist”).  Unless otherwise defined herein, capitalized terms used but not defined herein shall have the meaning set forth in the Agreement, and the Agreement shall be amended to incorporate any additional definitions provided for in this Amendment No. 6, including definitions in the preamble and recitals hereto.

WHEREAS, Cubist and ACSD desire to amend the Agreement as set forth in this Amendment No. 6;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1.                                      Amendment of Section 6.4.  The Agreement is hereby amended by adding the following language at the end of Section 6.4:

“Notwithstanding the above, for any batch of Product that Cubist directs ACSD to ship to another manufacturing site for further processing within Italy, title to such Product shall still pass to Cubist upon delivery to the common carrier in Anagni, however ACSD shall arrange and pay all shipping costs for shipment of such Product to the other manufacturing site and then from the other manufacturing site to the port of embarkation from Italy at Genoa over the ship’s rail.  Such Product shall be delivered to Cubist FOB Genoa over the ship’s rail (Incoterms 2010), except that Cubist, not ACSD, shall carry out the customs export procedures.  ACSD shall have the right to be reimbursed by Cubist for such shipping by providing an invoice for the actual costs incurred by ACSD therefor. Such costs are ancillary to the supply of Products. Cubist shall pay such invoice within 45 days of its receipt of any such invoice.  ACSD will not have risk of loss to Product while Product is at the other manufacturing site.  ACSD shall have the risk of loss to such Product while in transit to the other manufacturer and from the other manufacturer to Genoa over the ship’s rail, where ACSD shall hand over such Product to Cubist or its designee for customs export procedures from Italy.  Following such handover, Cubist shall have the risk of loss to such Product and the responsibility for storing and clearing the Product through all customs and export requirements (for export clearance Cubist will use the ACSD invoice for the applicable Product together with the invoice of the other manufacturing site that will make the toll for Cubist. The custom bill issued by the exit custom office must register Cubist as exporter of the product). Cubist will send to ACSD a copy of the sales invoice issued by ACSD to Cubist bearing the stamp affixed by the exit customs office indicating the reference to the related customs export bill corresponding reference number for the Export Accompanying Document and the Movement Reference Number.

ACS shall adhere to the following shipping specifications for such Product shipped:

1.              Truck temperatures are to be at  -20C

2.              Temp Tales must be used = one per pallet

3.              Limit of Eight (8) API bags per pallet

4.              No more than two pallets are to be loaded on to any one carrier

Considering the above procedures Cubist shall indemnify, defend and hold ACS Dobfar, its Affiliates officers, directors, agents, servants and employees harmless in accordance with Section 11.2 against any kind of costs relating to: (i) any claim or damage resulting from or caused by Cubist or the other manufacturing site based on the application of the Italian V.A.T. rules; (ii) any claim or damage resulting from or caused by Cubist or the other manufacturing site based on the application of the Italian Custom rules.

2.                                      No Other Amendments.  Except to the extent amended hereby, all of the definitions, terms, provisions and conditions set forth in the Agreement are hereby ratified and confirmed and shall remain in full force and effect.  The terms and conditions herein and subject matter hereof shall at all times be considered Confidential Information of Cubist, as defined in the Agreement.  The Agreement and this Amendment No. 6 shall be read and construed together as a single agreement and the term “Agreement” shall be deemed a reference to the Agreement as amended by This Amendment No. 6.  This Amendment No. 6 may be signed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute but one and the same instrument.  In making proof of this Amendment No. 6 it shall not be necessary to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, this Amendment No. 6 has been executed under seal by the parties hereto to be effective as of the day and year first above written.

ACS DOBFAR SpA

By:	/s/ Marco Falciani

Name:	Marco Falciani

Title:	President

Date:	July 8, 2013

CUBIST PHARMACEUTICALS, INC.

By:	/s/ Heinrich Schlieker

Name:	Heinrich Schlieker

Title:	V.P., Manufacturing

Date:	17 July 2013